Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:  Mexican Restaurants, Inc.
             Andrew J. Dennard
                 (713) 943-7574

Mexican Restaurants, Inc.
Receives Nasdaq Staff Letter Relating to Audit Committee Requirements

Houston, Texas (December 29, 2006) On December 21, 2006 Mexican Restaurants, Inc. (Nasdaq: CASA) notified Nasdaq that Lou Neeb stepped down from the Audit Committee upon taking the Company’s Chief Executive Officer position, leaving two board members on that committee. The Company received a Nasdaq Staff Deficiency Letter on December 26, 2006 acknowledging the Company’s notification and stating that the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350 requiring the Company’s Audit Committee to be comprised of at least three members, each of whom must be independent as determined under Nasdaq rules. A special committee of the Company’s Board of Directors has been formed to conduct a search for a new Chief Executive Officer and the Company has hired a search firm to assist in that effort. The Company’s goal is to find a new Chief Executive Officer and either appoint an existing independent director to the Audit Committee or find a new outside director who will sit on the Audit Committee before the Company’s annual shareholder meeting in May, 2007.

Mexican Restaurants, Inc. operates and franchises 81 Mexican restaurants. The current system includes 62 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating and discretionary spending habits; the risk of food-borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company’s business.